As filed with the Securities and Exchange Commission on May 13, 1996
                                         Registration No. 333-
===============================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------


                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                             ----------------------


                               SCAN-GRAPHICS, INC.
             (Exact Name of Registrant as Specified in its Charter)

             Pennsylvania                                  95-4091769
   (State or Other Jurisdiction of                      (I.R.S. Employer
   Incorporation or Organization)                      Identification No.)


                                700 Abbott Drive
                          Broomall, Pennsylvania 19008
                                 (610) 328-1040
          (Address, Including Zip Code, and Telephone Number, Including
             Area Code, of Registrant's Principal Executive Offices)

                             JOSEPH N. BATTISTA, JR.
                 Vice President-Finance, Chief Financial Officer
                               Scan-Graphics, Inc.
                                700 Abbott Drive
                          Broomall, Pennsylvania 19008
                                 (610) 328-1040
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                   Copies to:
                                 JAY WEIL, ESQ.
                    Lowenthal, Landau, Fischer & Bring, P.C.
                                 250 Park Avenue
                            New York, New York 10177
                                 (212) 986-1116
                          Facsimile No. (212) 986-0604


Approximate Date of Proposed Sale to the Public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /x/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE

==================================================================================================================================
                                                                             Proposed             Proposed
                                                                             Maximum              Maximum
                                                                            Aggregate            Aggregate            Amount of
                                                      Amount to be          Price per             Offering          Registration
Title of Shares to be Registered                      Registered(1)          Unit(2)              Price(2)               Fee
- ----------------------------------------------------------------------------------------------------------------------------------
Shares of Common Stock, par value $.001                11,820,763             $3.00             $35,462,289          $12,228.38
per share
==================================================================================================================================


(1) Includes 10,677,763 shares reserved for issuance upon exercise of outstanding warrants and conversion of shares of preferred stock or convertible promissory notes held by certain of the Selling Shareholders, which shares of Common Stock are being offered pursuant to the Registration Statement. This Registration Statement also covers such indeterminate number of additional shares of Common Stock as may be issuable upon the exercise of such warrants and conversion of preferred stock as a result of future stock dividends, stock distributions, stock splits and similar capital readjustments.
(2)      Estimated solely for purposes of calculating the registration fee.


                      ------------------------------------



         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                                SCAN-GRAPHICS, INC.

                                               Cross Reference Sheet



              Form S-3 Item Nos. and Caption                                            Prospectus Caption
- -------------------------------------------------------------            -------------------------------------------------

1.      Forepart of Registration Statement and Outside
        Front Cover Page of Prospectus.....................                Outside Front Cover Page

2.      Inside Front and Outside Back Cover Pages of                       Inside Front and Outside Back Cover
        Prospectus.........................................                Pages

3.      Summary Information, Risk Factors, and Ratio
        of Earnings to Fixed Charges.......................                The Company; Risk Factors

4.      Use of Proceeds....................................                Use of Proceeds

5.      Determination of Offering Price....................                *

6.      Dilution...........................................                *

7.      Selling Security-Holders...........................                Selling Shareholders

8.      Plan of Distribution...............................                Outside Front Cover Page; Plan of
                                                                           Distribution

9.      Description of Securities to be Registered.........                Outside Front Cover Page of Prospectus;
                                                                           Incorporation of Certain Documents By
                                                                           Reference

10.     Interests of Named Experts and Counsel.............                *

11.     Material Changes...................................                Recent Developments

12.     Incorporation of Certain Information by                            Incorporation of Certain Documents By
        Reference..........................................                Reference

13.     Disclosure of Commission Position on
        Indemnification for Securities Act Liabilities.....                *


- ---------------------------
*  Not applicable.

PROSPECTUS
                    Subject to Completion, dated May 13, 1996

                                11,820,763 Shares

                               SCAN-GRAPHICS, INC.

                                  Common Stock
                                ($.001 Par Value)
                      ------------------------------------



                  The shares offered hereby (the "Shares") consist of 1,143,000 outstanding shares of common stock, $.001 par value per share (the "Common Stock") of Scan-Graphics, Inc., a Pennsylvania corporation (the "Company"), held by certain persons who acquired Common Stock in private placements or who acquired Common Stock upon the exercise of warrants, 3,100,000 shares of Common Stock issuable upon the conversion of outstanding shares of the Company's Class A Convertible Preferred Stock Series C, par value $10.00 per share ("Series C Stock"), 1,716,920 shares of Common Stock issuable upon the conversion of certain outstanding convertible notes of the Company ("Convertible Notes"), and 5,860,843 shares of Common Stock issuable upon the exercise of common stock purchase warrants ("Warrants"). The number of shares of Common Stock being offered pursuant to this Prospectus by the Selling Shareholders, including the number of shares issuable upon exercise of the Warrants and conversion of Series C Stock and Convertible Notes, represents approximately 113% of the total Common Stock outstanding as of May 1, 1996.

                  The Shares may be offered from time to time by the Selling Shareholders identified herein. See "Selling Shareholders." The Selling Shareholders offering Shares covered by this Prospectus include the Company's Chief Executive Officer, other executive officers of the Company and its subsidiaries and the Company's Directors. Except for the exercise price of the Options and Warrants, the Company will not receive any part of the proceeds from the sale of the Shares. All expenses of registration incurred in connection herewith are being borne by the Company, but all selling and other expenses incurred by the Selling Shareholders will be borne by the Selling Shareholders.

                  The Selling Shareholders have not advised the Company of any specific plans for the distribution of the Shares covered by this Prospectus, but it is anticipated that the Shares will be sold from time to time primarily in transactions (which may include block transactions) on the National Association of Securities Dealers Automated Quotation ("NASDAQ") System at the market price then prevailing, although sales may also be made in negotiated transactions or otherwise. The Selling Shareholders and the brokers and dealers through whom sale of the Shares may be made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, and their commission or discounts and other compensation may be regarded as underwriters' compensation. See "Plan of Distribution."

                  The Company's Common Stock is traded in the over-the-counter market and quoted on NASDAQ under the symbol "SCNG." On May 9, 1996, the closing bid price of the Common Stock was $2-15/16.

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 3.
                               ------------------


          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                COMMISSION NOR HAS THE COMMISSION PASSED UPON THE
                    ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                       ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.
                               ------------------


                 The date of this Prospectus is _________, 1996

                  No dealer, salesman or other person has been authorized to give any information or to make any representations, other than those contained or incorporated by reference in this Prospectus, in connection with the offering contained herein, and, if given or made, such information and representations must not be relied upon as having been authorized by the Company or the Selling Shareholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof.

                  A registration statement on Form S-3 in respect of the Shares offered by this Prospectus (the "Registration Statement") has been filed with the Securities and Exchange Commission (the "Commission"), 450 Fifth Street, N.W., Washington, D.C. 20549, under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information contained in such Registration Statement, certain portions of which have been omitted herefrom pursuant to the rules and regulations of the Commission. Accordingly, additional information concerning the Company and the Shares is included in the Registration Statement, including the exhibits thereto, which may be inspected at the Public Reference Section of the Commission.


                              AVAILABLE INFORMATION

                  The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Commission. These reports, proxy statements and other information may be inspected and copied at the public reference facility maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices: Northeast Regional Office, Suite 1300, 7 World Trade Center, New York, New York 10048, and Midwest Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511. Copies of such material may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                                   THE COMPANY


                  Scan-Graphics, Inc., a Pennsylvania corporation (the "Company"), is a provider of Geographic Information Systems ("GIS") database management software products and is a pioneer and leader in scanning and image processing technology, large document scanners, backfile conversion services, and imaging software and systems. The Company markets its products internationally through systems integrators and distributors. The Company's principal offices are located at 700 Abbott Drive, Broomall, Pennsylvania 19008, and its telephone number at that address is (610) 328-1040.


                                  RISK FACTORS

                  In addition to the other information in this Prospectus, the following factors should be considered carefully by prospective investors in evaluating the Company and its business before purchasing the Shares offered by the Prospectus:

                  Effect of Offering on Market Price of Common Stock. The number of shares of Common Stock being offered pursuant to this Prospectus by the Selling Shareholders, including the number of shares issuable upon exercise of the Warrants and conversion of the Series C Stock and Convertible Notes, represents approximately 113% of the total Common Stock outstanding as of May 1, 1996. See "Selling Shareholders." Each Selling Shareholder intends to offer its Common Stock at such time and in such manner as it deems appropriate. There are no agreements between the Selling Shareholders and the Company with respect to the sale of Common Stock, and the Company knows of no agreements among the Selling Shareholders. If the Selling Shareholders were simultaneously to offer a large amount of Common Stock in the market, the market price of Common Stock could be adversely affected. See "Plan of Distribution."

                  History of Operating Losses. The Company has a history of losses. Other than for achieving a nominal net operating profit for the fiscal year ended December 31, 1992, the Company has incurred net operating losses in 1988 and in each year thereafter. As of December 31, 1995, the Company had accumulated losses (deficit) of approximately $8,832,000 and a positive net worth of approximately $2,105,000. There are no material adverse trends known to the Company which will continue to affect the Company's operations. The Company has taken steps to improve its results from operations and financial condition by acquiring Sedona GeoServices, Inc. ("Sedona") in July 1995 and Tangent Engineering, Inc. ("Tangent") in December 1995, raising capital through the private placement of its securities, expanding sales distribution channels for its products and introducing new products into the market. There exist uncertainties as to product acceptance and the potential market for the Company's new products, including those of its subsidiaries, Sedona and Tangent, and, as a result, there can be no assurance that the Company will be able to reverse the operating loss trend or assure future profitability.

                  No Assurance of Active Public Market; Possible Volatility of Stock Price; No Dividends. Prior to the date of this Prospectus, there has been an active public market for the Company's Common Stock, but there can be no assurance that an active public market will be sustained. Additionally, the market price for the Company's Common Stock has been volatile. The Company has not paid any cash dividends on its Common Stock and does not anticipate paying any such dividends in the foreseeable future.

                  Need for Additional Funding. The Company will not receive any of the proceeds from the sale of Shares by the Selling Shareholders. In the event that some or all of the Warrants or outstanding options to purchase Common Stock ("Options") were to be exercised, the Company would receive the net proceeds upon such exercises. See "Use of Proceeds." The Company believes that cash from operations along with the net proceeds from the exercise of the Warrants and Options if any, together with cash in excess of $2,140,000 as of May 1, 1996, will be sufficient to enable it to conduct its operations as currently contemplated for a period of at least two years. However, in the event that all or a portion of an aggregate $3,100,000 principal amount of Convertible Notes and accrued interest thereon is not converted into Common Stock at the option of the holders thereof on or prior to March 26, 1997, the Company may be required to raise additional funds to pay the principal and interest of such unconverted Convertible Notes. The Company also believes it may need to raise substantial additional funds to support its long-term growth, in which case the Company may seek additional funding through public or private sales of its securities, including equity securities. There can be no assurance, however, that such additional funds will be available when needed, or on terms acceptable to the Company, if at all. See "History of Operating Losses."

                  Net Operating Loss Carryforwards. The Company believes that, as of December 31, 1995, it had net operating loss carryforwards ("NOLs") for federal income tax purposes aggregating approximately $8.0 million. These NOLs, if unused, will expire between 1998 and 2010. Section 382 of the Internal Revenue Code of 1986, as amended (the "Code") imposes an annual limitation on the amount of taxable income that may be offset by net operating loss carryforwards of a corporation if the losses giving rise to the net operating loss carryforwards were incurred before an "ownership change." The use by the Company of the NOLs to offset future taxable income will be limited by Section 382 of the Code and may be limited by other provisions of the Code. The Company believes that this offering will not trigger an ownership change under Section
382. The Internal Revenue Service may dispute the amount of the NOLs, may disagree with the Company's interpretation of how Section 382 applies to limit its use of the NOLs and may contend that limitations contained in the Code, other than those discussed above, apply to the Company's NOLs. Therefore, no assurances can be given with respect to the existence or potential use of the Company's NOLs.

                  NASDAQ Listing Requirements. For continued inclusion on the NASDAQ System, the Company must meet certain qualification requirements. Among these criteria are the following requirements: (1) the issue has at least two registered and active market makers; (2) the Company has total assets of at least $2 million; (3) the Company has capital and surplus of at least $1 million; (4) the minimum bid price per share is at least $1; (5) there are at least 300 holders of the common stock; and (6) there are at least 100,000 publicly held shares with a market value of at least $200,000. The Company currently meets the continued inclusion requirements of the NASDAQ System. However, if the Company continues to suffer operating losses without additional infusions of capital, or if NASDAQ raises its minimum listing requirements, the Company may be subject to delisting of its Common Stock, which could have a material adverse effect on the market price of the Common Stock.

                  Dependence on Key Personnel. The Company is dependent upon the efforts, ability and experience of several key members of its management for the successful operation and development of its business. In addition, the Company believes that its future success will depend in large part upon its ability to attract and retain technically qualified personnel with backgrounds in engineering, software development, production and marketing. There can be no assurance that the Company will be able to retain key employees. The loss of the services of one or more key employees could have a material adverse effect on the Company's business.

                  Exercise of Warrants and Options and Conversion of Series C Stock and Convertible Notes. As of May 1, 1996, there were outstanding Warrants to purchase 7,043,649 shares of Common Stock, of which Warrants to purchase an aggregate of 4,561,155 shares of Common Stock were immediately exercisable. The outstanding Warrants are exercisable at prices ranging from $.375 to $4.00 per share. The weighted average exercise price of all outstanding Warrants as of May 1, 1996 was approximately $2.44 per share. As of such date, there were also outstanding Options to purchase 1,096,032 shares of Common Stock, of which Options to purchase 976,032 shares of Common Stock were immediately exercisable. All of these Options were issued to officers, directors and employees of the Company and are exercisable at prices ranging from approximately $.469 to $3.50 per share. The weighted average exercise price of all Options outstanding as of was approximately $1.42 per share. As of May 1, 1996 there were outstanding 125,000 shares of Series C Stock having an aggregate liquidation preference of approximately $1,333,000, all of which shares were subscribed for during the period from June to September in 1995. Commencing two years after the date it was subscribed and paid for each outstanding share of Series C Stock is convertible into a number of shares of Common Stock at a rate based upon 50% of the average quoted daily closing bid price of the Common Stock for a period of 20 trading days immediately preceding the giving by the holder to the Company of a notice of conversion, but the conversion rate shall in no event be greater than one share of Common Stock for every $.50 of liquidation preference of the Series C Stock or less than one share of Common Stock for every $2.50 of liquidation preference of the Series C Stock. The liquidation preference of the Series C Stock includes accrued and unpaid dividends on such Series C Stock. Based upon an assumed conversion rate of one share for every $.50 of liquidation preference, the shares of Series C Stock outstanding as of May 1, 1996 will be convertible into an aggregate of 2,666,000 shares of Common Stock. Assuming no dividends are paid on such shares for three years from the date of subscription and payment therefor and assuming the same conversion rate, an aggregate of 3,100,000 of Common Stock would be issuable in respect of such shares. As of May 1, 1996 there were outstanding Convertible Notes in the aggregate principal amount of $3,100,000 which were immediately convertible into Common Stock at a rate of one share of Common Stock for an amount of principal and accrued interest of the Convertible Note equal to the lesser of $3.00 or 65% of the average closing bid price of a share of Common Stock during the five trading days immediately preceding the date of such conversion. Based upon the average closing bid price of the Common Stock for the five trading days preceding May 1, 1996, the entire outstanding principal of the Convertible Notes was convertible into an aggregate of 1,730,333 shares of Common Stock as of May 9, 1996. While outstanding Warrants and Options are exercisable and the Series C Stock and Convertible Notes are convertible, the holders thereof have the opportunity to profit from a rise in the market price of the Common Stock. The Company may find it more difficult to raise additional equity capital while the Warrants, Options, Series C Stock and Convertible Notes are outstanding.

                  Technological Obsolescence. The Company maintains continuous research and development programs with the goal of maintaining its software and scanner products as technically strong competitive offerings to their respective markets. The Company has incurred research and development expenses of approximately $582,000, $783,000 and $770,000 which amounted to 11.7%, 15.5% and
20.1% of its total revenues for the years 1995, 1994 and 1993, respectively. The Company anticipates research and development expenses of approximately 20% of total revenue in 1996 and approximately 15% of total revenue in 1997. Although the Company intends to continue its on-going research and development efforts, the Company's competitors might succeed in developing technologies and products that are more attractive than any that are being developed and marketed by the Company or that would otherwise render the Company's technology and products obsolete or noncompetitive.

                  Competition. The GIS, scanning and image processing industries are highly competitive. The Company competes with a number of competitors, many of which have substantially greater financial and marketing resources than the Company. The Company offers an advanced line of GIS software and large format scanners and imaging software through a variety of domestic and international distribution channels. There can be no assurance that the Company will not encounter competition in the future which will limit the Company's ability to maintain and increase its position in the market for its products or otherwise adversely affect the Company's business. The Company has only recently begun to compete in the GIS software market and there can be no assurance that the Company will be able to successfully compete with its more established competitors.

                                 USE OF PROCEEDS

                  In the event that all of the outstanding Warrants and Options were to be exercised, the net proceeds to the Company upon such exercises, estimated at approximately $18,700,000, would be used for product development, sales and marketing expenses, working capital and for general corporate purposes. The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholders.

                  Prior to expenditure, the net proceeds from the exercise of the Warrants and Options will be invested in high grade short and intermediate term interest bearing investments.


                               RECENT DEVELOPMENTS

                  On March 27, 1996 the Company consummated the sale to certain of the Selling Shareholders for an aggregate purchase price of $3,100,000, of an aggregate of (a) $3,100,000 principal amount of the Company's 8% Convertible Notes due March 26, 1997, (b) Warrants to purchase an aggregate of 1,400,005 Shares for $3.00 per Share (or, if less, the lowest price per Share at which any conversion shall have occurred under any of the Convertible Notes) at any time until March 26, 1999 and (c) Warrants to purchase an aggregate of 1,200,005 Shares for $4.00 per Share at any time until March 26, 1999. The net proceeds of the sale of such securities are being used for working capital.

                              SELLING SHAREHOLDERS

                  The following table sets forth as of May 1, 1996, information regarding the beneficial ownership of Common Stock held by the Selling Shareholders who may resell the Shares pursuant to this Prospectus as of such date, the number of Shares registered to permit sales from time to time by such Selling Shareholders, and the total beneficial ownership of shares of Common Stock if all such Shares so registered should be sold by the Selling Shareholders.


                                                                               Total Number
                                                                               of Shares to                      Total Number of
                                                                              be Offered for                      Shares to be
                                            Shares Beneficially                  Selling                       Beneficially Owned
        Name of Selling                       Owned Prior to                  Shareholder's                    Upon Completion of
          Shareholder                           Offering**                      Account**                         Offering (1)
- ---------------------------------       ---------------------------       ----------------------        ----------------------------
                                                                                                              Number         Percent
                                                                                                        ----------------------------

Andrew E. Trolio (2)                                 3,068,500(3)                    611,000                   2,457,500      11.6%
Howard L. Morgan (4)                                   179,308(5)                     44,800                     134,508        *
James C. Sargent (6)                                   106,308(7)                     24,800                      81,508        *
David S. Hirsch (8)                                    251,508(9)                    112,000                     139,508        *
Michael A. Mulshine (10)                               405,068(11)                   189,733                     215,335       1.0%
William W. Rider &                                      99,200(12)                    99,200                           0        *
    Sheryl S. Rider
    *JTWROS*
David Green                                             99,200(12)                    99,200                           0        *
George Hooper                                          149,000(13)                   124,000                      25,000        *
Thomas J. Marquez                                      959,000(14)                   744,000                     215,000       1.0%
Thomas J. Marquez &                                    248,000(12)                   248,000                           0        *
    Richard N. Mercurio,
    Trustee, Marquez
    Family
    Trust
Richard N. Mercurio,                                   248,000(12)                   248,000                           0        *
    Trustee Meredith Ann
    Marquez, Present
    Interest Trust
Paul Becker                                             25,800(15)                    24,800                       1,000        *
William J. Ritger (16)                                 230,800(17)                   218,800                      12,000        *
John L. Strauss                                        744,000(12)                   744,000                           0        *
Allan H. Thomas III (18)                               110,000(19)                   110,000                           0        *
John Lammers (18)                                      110,000(19)                   110,000                           0        *
Daniel I. Ward (18)                                    110,000(19)                   110,000                           0        *
George Gray (20)                                       138,800(21)                   110,000                      28,800        *
Todd Rothermel (20)                                    125,000(21)                   110,000                      15,000        *
Kimberly Thomas (20)                                   120,000(22)                   110,000                      10,000        *
Lynn Bigelow (20)                                      120,000(22)                   110,000                      10,000        *
Tim Rimlinger (20)                                     120,000(22)                   110,000                      10,000        *
Doug Rubinstein (20)                                   120,000(22)                   110,000                      10,000        *
Andrew Field (20)                                      120,000(22)                   110,000                      10,000        *
Gregory B. Smith (20)                                  120,000(22)                   110,000                      10,000        *
C&F Global Enterprises,                                222,500(19)                   222,500                           0        *
    Inc. (23)
Osprey Partners (24)                                   567,180(25)                   440,000                     127,180        *
William C. Hubbard (26)                                194,000(27)                   174,000                      20,000        *



                                                                               Total Number
                                                                               of Shares to                      Total Number of
                                                                              be Offered for                      Shares to be
                                            Shares Beneficially                  Selling                       Beneficially Owned
        Name of Selling                       Owned Prior to                  Shareholder's                    Upon Completion of
          Shareholder                           Offering**                      Account**                         Offering (1)
- ---------------------------------       ---------------------------       ----------------------        ----------------------------
                                                                                                              Number         Percent
                                                                                                        ----------------------------



Sales Resources                                         95,000(19)                    25,000                      70,000        *
    Consultants, Inc. (28)
Robert J. Bornhofen (29)                               800,000(30)                   800,000                           0        *
Robert A. Garber (31)                                  300,000(19)                   300,000                           0        *
Ronald J. Nowak (32)                                   800,000(30)                   800,000                           0        *
Bryan Finkel (33)                                      200,000(19)                   200,000                           0        *
Killeba Holdings, S.A.                               1,328,046(34)                 1,328,046                           0        *
Abraham S. Elias                                        46,481(35)                    46,481                           0        *
Mueller Trading LP                                       6,639(36)                     6,639                           0        *
Ruthy Halima                                             6,639(36)                     6,639                           0        *
Wolowitz Pension Fund                                   19,920(37)                    19,920                           0        *
Moshe Mueller                                            6,639(36)                     6,639                           0        *
Clifton Management &                                     6,639(36)                     6,639                           0        *
   Trading Inc.
Samuel Shapiro                                           6,639(36)                     6,639                           0        *
OHR Somayach                                            33,200(38)                    33,200                           0        *
   Tanenbaum Education
   Center
Mirrer Yeshiva Central                                  33,200(38)                    33,200                           0        *
   Institute
Rita Folger                                             66,402(39)                    66,402                           0        *
Seth Antine                                             13,280(40)                    13,280                           0        *
Mark Nordlicht                                         212,487(41)                   212,487                           0        *
Jules Nordlicht                                        332,012(42)                   332,012                           0        *
Chesed Avraham                                         132,805(43)                   132,805                           0        *
Mark Fisher                                             66,402(39)                    66,402                           0        *
Leonard J. Adams                                        66,402(39)                    66,402                           0        *
Wayne Saker                                             66,402(39)                    66,402                           0        *
Israel Trading Fund, Ltd.                              199,207(44)                   199,207                           0        *
Yeshiva Beth Mikroh                                     66,402(39)                    66,402                           0        *
Dalton Trading, S.A.                                   531,218(45)                   531,218                           0        *
Reuven Dessler                                          66,402(39)                    66,402                           0        *
The NAIS Corp.                                           6,639(36)                     6,639                           0        *
American Stock Transfer                                132,805(43)                   132,805                           0        *
   & Trust Company
Laura Huberfeld/Naomi                                 664,023 (46)                   664,023                           0        *
   Bodner Partnership

- ---------------
*   Indicates less than 1%.

** Except as otherwise noted, all shares are beneficially owned, and sole voting and investment power is held by the person named. Includes shares issuable upon the conversion of any shares of Series C Stock (and accrued dividends on such shares for three years from the date of issuance) held by the person named at an assumed conversion rate which would result in the maximum number of shares of Common Stock being issued upon such conversion (not including adjustments in the conversion rate made as a result of provisions of the Series C Stock intended to protect the holder against dilution). Includes shares issuable upon the conversion of the principal (and accrued interest equal to 8% of the original principal of a Convertible Note) of any Convertible Note held by the person named at an assumed conversion rate of one share of Common Stock for each $1.95 of outstanding principal and accrued interest of the Convertible Note.

(1) Assumes the issuance and sale of all shares listed in the "Total Number of Shares to be Offered for Selling Shareholder's Account" column. Also assumes that none of the Selling Shareholders sell securities not listed in such column or purchase additional securities.

(2) Mr. Trolio is Chairman of the Board, Chief Executive Officer, President and a Director of the Company.

(3) Includes 112,860 shares held by Mr. Trolio's wife, as to all of which shares Mr. Trolio disclaims beneficial ownership; 592,500 shares issuable upon exercise of outstanding Warrants and 300,000 shares issuable upon exercise of outstanding Options; 220,000 shares issuable upon exercise of outstanding Warrants in the name of Lin Lea Corporation which is a company owned by Mr. Trolio; and 500,000 shares issuable upon conversion of the Company's Class A Convertible Preferred Stock Series A of which 280,000 shares and 220,000 shares are in the names of Mr. Trolio and Lin Lea Corporation, respectively; and 496,000 shares issuable upon conversion of Series C Stock.

(4)  Dr. Morgan is a Director of the Company

(5) Includes 57,222 shares issuable upon exercise of outstanding Options and 24,800 shares issuable upon conversion of Series C Stock.

(6)  Mr. Sargent is a Director of the Company.

(7) Includes 71,508 shares issuable upon exercise of outstanding Options and 24,800 shares issuable upon conversion of Series C Stock.

(8)  Mr. Hirsch is a Director of the Company.

(9) Includes 56,508 shares issuable upon exercise of outstanding Options, 50,000 shares issuable upon exercise of outstanding Warrants and 62,000 shares issuable upon conversion of Series C Stock.

(10) Mr. Mulshine is Secretary and a Director of the Company.

(11) Includes 17,930 shares held jointly by Mr. Mulshine and his wife; 255,333 shares issuable upon exercise of outstanding Warrants; 44,286 shares issuable upon exercise of outstanding Options; and 12,400 shares issuable upon conversion of Series C Stock. Does not include 567,180 shares issuable upon exercise of Warrants held by Osprey Partners of which Mr. Mulshine is a principal.

(12) All of such shares are issuable upon conversion of Series C Stock.

(13) Includes 124,000 shares issuable upon conversion of Series C Stock.

(14) Includes 744,000 shares issuable upon conversion of Series C Stock.

(15) Includes 24,800 shares issuable upon conversion of Series C Stock.

(16) Mr. Ritger is a registered security analyst and is a principal of The Research Works, Inc., an analyst firm which prepared and distributed two analyst reports with regard to the Company pursuant to an agreement to provide limited analyst coverage.

(17) Includes 82,000 shares issuable upon exercise of outstanding Warrants and 148,800 shares issuable upon conversion of Series C Stock.

(18) The Selling Shareholder was a shareholder of Sedona GeoServices, Inc. at the time of its acquisition by the Company in July 1995.

(19) All of such shares are issuable upon exercise of outstanding Warrants.

(20) The Selling Shareholder was a shareholder of Sedona GeoServices, Inc. at the time of its acquisition by the Company in July 1995 and became an employee of the Company at such time.

(21) Includes 110,000 shares issuable upon exercise of outstanding Warrants and 15,000 shares issuable upon exercise of outstanding Options.

(22) Includes 110,000 shares issuable upon exercise of outstanding Warrants and 10,000 shares issuable upon exercise of outstanding Options.

(23) C&F Global Enterprises, Inc. is a business and sales development firm that has provided certain consulting services to the Company.

(24) Osprey Partners provided consulting and investment banking services to the Company. Michael A. Mulshine, Secretary and a Director of the Company, is a principal of Osprey Partners.

(25) Includes 684,363 shares issuable upon exercise of outstanding Warrants.

(26) Mr. Hubbard is an Executive Vice President of Marketing & Sales of the Company.

(27) Includes 20,000 shares issuable upon exercise of outstanding Options and 81,000 shares issuable upon exercise of outstanding Warrants.

(28) Sales Resources Consultants, Inc. provided certain sales and business consulting services to the Company.

(29) Mr. Bornhofen is a Vice President of Tangent, a subsidiary of the Company.

(30) Includes 300,000 shares issuable upon exercise of outstanding Warrants.

(31) Mr. Garber is Vice President and Chief Operating Officer of Tangent and a director of the Company.

(32) Mr. Nowak is a Senior Vice President of Tangent.

(33) Mr. Finkel is a management consultant that has been retained by the Company.

(34) Includes 553,846 shares issuable upon conversion of a Convertible Note in the principal amount of $1,000,000 and 774,200 shares issuable upon exercise of outstanding Warrants.

(35) Includes 19,385 shares issuable upon conversion of a Convertible Note in the principal amount of $35,000 and 27,096 shares issuable upon exercise of outstanding Warrants.

(36) Includes 2,769 shares issuable upon conversion of a Convertible Note in the principal amount of $5,000 and 3,870 shares issuable upon exercise of outstanding Warrants.

(37) Includes 8,308 shares issuable upon conversion of a Convertible Note in the principal amount of $15,000 and 11,612 shares issuable upon exercise of outstanding Warrants.

(38) Includes 13,846 shares issuable upon conversion of a Convertible Note in the principal amount of $25,000 and 19,354 shares issuable upon exercise of outstanding Warrants.

(39) Includes 27,692 shares issuable upon conversion of a Convertible Note in the principal amount of $50,000 and 38,710 shares issuable upon exercise of outstanding Warrants.

(40) Includes 5,538 shares issuable upon conversion of a Convertible Note in the principal amount of $10,000 and 7,742 shares issuable upon exercise of outstanding Warrants.

(41) Includes 88,615 shares issuable upon conversion of a Convertible Note in the principal amount of $160,000 and 123,872 shares issuable upon exercise of outstanding Warrants.

(42) Includes 138,462 shares issuable upon conversion of a Convertible Note in the principal amount of $250,000 and 193,550 shares issuable upon exercise of outstanding Warrants.

(43) Includes 55,385 shares issuable upon conversion of a Convertible Note in the principal amount of $100,000 and 77,420 shares issuable upon exercise of outstanding Warrants.

(44) Includes 83,077 shares issuable upon conversion of a Convertible Note in the principal amount of $150,000 and 116,130 shares issuable upon exercise of outstanding Warrants.

(45) Includes 221,538 shares issuable upon conversion of a Convertible Note in the principal amount of $400,000 and 309,680 shares issuable upon exercise of outstanding Warrants.

(46) Includes 276,923 shares issuable upon conversion of a Convertible Note in the principal amount of $500,000 and 387,100 shares issuable upon exercise of outstanding Warrants.


                              PLAN OF DISTRIBUTION

                  The Shares owned by or to be acquired by the Selling Shareholders upon exercise of Options or Warrants may be sold from time to time by the Selling Shareholders, or by pledgees, donees, transferees or other successors in interest.

                  The Selling Shareholders may sell some or all of the Shares in transactions involving broker-dealers, who may act as agent or acquire the Shares as principal. Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Shareholders (and, if they act as agent for the purchaser of such Shares, from such purchaser). Usual and customary brokerage fees will be paid by the Selling Shareholders. Broker-dealers may agree with the Selling Shareholders to sell a specified number of Shares at a stipulated price per Share and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Shareholders, to purchase as principals any unsold Shares at the price required to fulfill the respective broker-dealer's commitment to the Selling Shareholders. Broker-dealers who acquire Shares as principals may thereafter resell such Shares from time to time in transactions (which may involve cross and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchases of such Shares commissions. The Selling Shareholders also may sell some or all of the Shares directly to purchasers without the assistance of any broker-dealer.

                  The Company is bearing all costs relating to the registration of the Shares. Any commissions or other fees payable to broker-dealers in connection with any sale of the Shares will be borne by the Selling Shareholders or other party selling such Shares.

                  Upon the Company's being notified by the Selling Shareholders that any material arrangement has been entered into with a broker-dealer or underwriter for the sale of a material portion of the Shares covered by this Prospectus, a post-effective amendment will be filed setting forth the name of the participating broker-dealer(s) or underwriters, the number of Shares involved, the price at which such Shares were sold by the Selling

Shareholders, the commissions paid or discounts or concessions allowed by the Selling Shareholders to such broker- dealer(s)or underwriters, and where applicable, that such broker-dealer(s) or underwriters did not conduct any investigation to verify the information set out in this Prospectus. Any future offering via broker-dealers or underwriters of a material portion of the Shares covered by this Prospectus would be contingent upon the effectiveness of such post-effective amendment and clearance by the National Association of Securities Dealers, Inc. of the proposed underwriting compensation arrangements.

                                  LEGAL OPINION

                  The validity of the Shares offered hereby will be passed upon for the Company by Dilworth, Paxson, Kalish & Kauffman LLP.

                                     EXPERTS

                  The financial statements and schedule incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, and Ehrhardt, Keefe, Steiner & Hottman P.C. independent certified public accountants, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firms as experts in auditing and accounting.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

                  The following documents or portions of documents filed by the Company with the Commission are incorporated by reference in this Prospectus.

                  (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

                  (b) The Company's Current Report on Form 8-K, dated January 12, 1996, as amended March 11, 1996.

                  (c) All other reports pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the Company's fiscal year ended December 31, 1995.

                  (d) The description of the Company's Common Stock which is contained in the Company's Registration Statement on Form 8-B filed under the Exchange Act, including any amendment or reports filed for the purpose of updating such description.

                  All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

                  Any statement contained in a document, all or a portion of which is incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                  The Company will provide without charge to each person to whom this Prospectus is delivered a copy of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Written requests for copies should be directed to Joseph N. Battista, Jr., Vice President and Chief Financial Officer, Scan-Graphics, Inc., 700 Abbott Drive, Broomall, PA 19008.

==========================================================















              ---------------------------



                    TABLE OF CONTENTS
                                                    Page

Available Information..............................    2
The Company........................................    3
Risk Factors.......................................    3
Use of Proceeds....................................    5
Recent Developments................................    5
Selling Shareholders...............................    6
Plan of Distribution ..............................   10
Legal Opinion......................................   11
Experts............................................   11
Incorporation of Certain
   Documents by Reference..........................   11


              ---------------------------














==========================================================



==========================================================






                    11,820,763 Shares


                   SCAN-GRAPHICS, INC.


                      Common Stock








              ---------------------------



                       PROSPECTUS


              ---------------------------











                                  , 1996









==========================================================

Item 15.  Indemnification of Directors and Officers.
- ----------------------------------------------------

          The Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"), permits a corporation to indemnify its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any pending, threatened or completed action or proceeding, and permits such indemnification against expenses (including attorney's fees) incurred by them in connection with any pending, threatened or completed derivative action, if the director or officer has acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Pennsylvania law requires that a corporation indemnify its directors and officers against expenses (including attorney's fees) actually and reasonably incurred by them in connection with any action or proceeding, including derivative actions, to the extent that such person has been successful on the merits or otherwise in defense of the action or in defense of any claim, issue or matter therein. Furthermore, Pennsylvania law provides that expenses incurred in defending any action or proceeding may be paid by the corporation in advance of the final disposition upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that the director or officer is not entitled to be indemnified by the corporation.

          In Pennsylvania, the statutory provisions for indemnification and advancement of expenses are non-exclusive with respect to any other rights, such as contractual rights or under a by-law or vote of shareholders or disinterested directors, to which a person seeking indemnification or advancement of expenses may be entitled. Such contractual or other rights may, for example, under Pennsylvania law, provide for indemnification against judgments, fines and amounts paid in settlement incurred by the indemnified person in connection with derivative actions. Pennsylvania law permits such derivative action indemnification in any case except where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

          The provisions of Article VII of the Company's By-laws require or authorize indemnification of officers and directors in all situations in which it is not expressly prohibited by law. At the present time, the limitations on indemnification would be dictated by the BCL and related legislation, which prohibit indemnification where the conduct is determined by a court to constitute willful misconduct or recklessness. Subject to these statutory limitations, the By-laws specifically authorize indemnification against both judgments and amounts paid in settlement of derivative suits. These provisions also authorize indemnification for negligence or gross negligence and for punitive damages and certain liabilities incurred under the federal securities laws. The By-laws also prohibit indemnification attributable to receipt from the Company of a personal benefit to which the recipient is not legally entitled.

          Under the indemnification provisions of the By-laws a person who has incurred an indemnifiable expense or liability would have a right to be indemnified, and that right would be enforceable against the Company as long as indemnification is not prohibited by law. To the extent indemnification is permitted only for a portion of a liability, the By-laws also require the Company to indemnify such portion.

          Section 7.03 of the By-laws provides that the financial ability of a person to be indemnified to repay an advance of indemnifiable expenses is not a prerequisite to the making of the advance.

          Section 7.06 of the By-laws provides that any dispute concerning a person's right to indemnification or advancement of expenses thereunder will be resolved only by arbitration by three persons, each of whom is required to have been a director or executive officer of a corporation whose shares, during at least one year of such service, were listed on the New York Stock Exchange or the American Stock Exchange or were quoted on the NASDAQ system. The Company also is obligated to pay the expenses (including attorney's fees) incurred by any person who is successful in the arbitration. The arbitration provisions effectively waive the Company's right to have a court determine the unavailability of indemnification in cases involving willful misconduct or recklessness.

          Section 7.07 of the By-laws provides that in circumstances in which indemnification is held to be unavailable, the Company must contribute to the liabilities to which a director or officer may be subject in such proportion as is appropriate to reflect the intent of the indemnification provisions of the By-laws. Since the foregoing provisions purport to provide partial relief to directors and officers in circumstances in which the law or public policy is construed to prohibit indemnification, substantial uncertainties exist as to the enforceability of the provisions in such circumstances.

          Section 7.10 of the By-laws also contains provisions stating that the indemnification rights thereunder are not exclusive of any other rights to which the person may be entitled under any statute, agreement, vote of shareholders or disinterested directors or other arrangement.

          All future directors and officers of the Company automatically would be entitled to the protections of the indemnification provisions of the By-laws at the time they assume office.

          Pennsylvania law permits a corporation to purchase and maintain insurance on behalf of any director or officer of the corporation against any liability asserted against the director or officer and incurred in such capacity, whether or not the corporation would have the power to indemnify the director or officer against such liability. The directors and officers of the Company are not currently covered as insureds under a directors' and officers' liability insurance policy.

Item 16. Exhibits.


      Number         Description

        4.1          Articles of Incorporation.  Incorporated by reference to
                     Exhibit 3.1 to the Company's Current Report on Form 8-K dated June 15, 1992.

        4.2 By-laws. Incorporated by reference to Exhibit 3.2 to the Company's Current Report on Form 8-K, dated June 15, 1992.

       *5.1          Opinion of Dilworth, Paxson, Kalish & Kauffman LLP.

       *23.1         Consent of BDO Seidman, LLP.

       *23.3 Consent of Dilworth, Paxson, Kalish & Kauffman LLP is included in Exhibit 5.1.

       *23.2         Consent of Ehrhardt, Keefe, Steiner & Hottman P.C.

       *24.1 Powers of Attorney (contained on signature page of Registration Statement).


- ---------------------------
     *    Filed herewith


Item 17.  Undertakings.
- -----------------------

          The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement including (but not limited to) any addition of a managing underwriter, provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (2) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relative to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

          (4) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of is counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Broomall, Commonwealth of Pennsylvania, on May 13, 1996.

                                       SCAN-GRAPHICS, INC.


                                       By:/s/Andrew E. Trolio
                                             ----------------------
                                             Andrew E. Trolio,
                                             President, Chief Executive Officer

                                POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Andrew E. Trolio and Joseph N. Battista, Jr. and each of them, as his lawful attorney-in-fact and agent, each with full power of substitution and resubstitution for him and in his name, place and stead in any and all capacities to execute in the name of each such person who is then an officer or director of the registrant any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises as fully as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.




                 Signature                                              Title                                    Date
- ----------------------------------------------       -------------------------------------------       -------------------------

/s/Andrew E. Trolio                                    President and Chief                                   May 13, 1996
- --------------------------------------------           Executive Officer and
Andrew E. Trolio                                       Chairman of the Board


/s/Joseph N. Battista, Jr.                             Vice President-Finance,                               May 13, 1996
- --------------------------------------------           Chief Financial Officer
Joseph N. Battista, Jr.                                (Principal Financial and
                                                       Accounting Officer)


/s/Michael A. Mulshine                                 Director and Secretary                                May 13, 1996
- --------------------------------------------
Michael A. Mulshine


/s/Howard L. Morgan                                    Director                                              May 13, 1996
- --------------------------------------------
Howard L. Morgan


/s/David S. Hirsch                                     Director                                              May 13, 1996
- --------------------------------------------
David S. Hirsch


/s/James C. Sargent                                    Director                                              May 13, 1996
- --------------------------------------------
James C. Sargent


/s/Robert A. Garber                                    Director                                              May 13, 1996
- --------------------------------------------
Robert A. Garber
